Exhibit 21.1

LIST OF SUBSIDIARIES

1.	Forlink Technologies Co., Ltd. ("FTCL") was established in the Peoples' Republic of China ("PRC") as a limited liability company. FTCL is a wholly owned subsidiary of the Company.

2.	Forlink Technologies (Hong Kong) Limited ("FTHK") was incorporated in Hong Kong as a limited liability company. FTHK is a wholly owned subsidiary of the Company.

3.	Beijing Forlink Hua Xin Technology Co. Ltd. ("BFHX") was established in the PRC as a limited liability company. BFHX is a wholly owned subsidiary of the Company.

4.
Forlink Technologies (Chengdu) Limited ("FTCD") was established in the PRC as a limited liability company. The Company is the beneficial owner of 100% of the fully paid capital of FTCD through FTHK, its wholly owned subsidiary.

5.
Beijing Forlink Kuanshi Technologies Limited (“BFKT”) was established in the PRC as a limited liability company. The Company is the beneficial owner of 70% of the fully paid capital of BFKT through BFHX, its wholly owned subsidiary.

6.
Qingdao Jiashi Technologies Limited (“QJT”) was established in the PRC as a limited liability company. The Company is the beneficial owner of 100% of shares of QJT through BFHX, its wholly owned subsidiary.

7.
Xiamen Kuanshi Technologies Limited (“XKT”) was established in the PRC as a limited liability company. The Company is the beneficial owner of 100% of shares of QJT through BFHX, its wholly owned subsidiary.

8.
Forlink Technologies (Guangxi) Limited (“FTGX”) was established in the PRC as a limited liability company. The Company is the beneficial owner of 100% of the fully paid capital of FTGX through BFHX, its wholly owned subsidiary.